Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 26, 2026, with respect to the consolidated financial statements of INNIO Holding GmbH, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Stuttgart, Germany

June 3, 2026